Exhibit 10.23

December 14, 2012

Rajiv Khemani

Re: Separation Agreement

Dear Rajiv:

This letter sets forth the terms of the consulting and separation agreement (the “Agreement”) that Cavium, Inc. (“Cavium” or the “Company”) is offering to you to aid in your employment transition.

1.	Separation Date. Your last day of employment with the Company will be January 7, 2013 (the “Separation Date”).

2.	Accrued Salary and PTO. On the Separation Date, or within the stipulated timeframe per final paycheck regulations, as applicable, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Separation Date, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.	Health Care Continuation Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date if you so elect. You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law.

4.	Consulting Agreement. If you sign this Agreement, and allow the releases contained herein to become effective, then even though it has no obligation to do so, the Company will retain you as a consultant on the following terms:

(a)	Consulting Period. The consulting relationship commences on January 7, 2013 and continues for approximately one month until February 7, 2013 (“Consulting Period”) unless: (i) you elect to terminate the Consulting Period prior to February 7, 2013 for any reason by providing written notice to the Company; or (ii) the Company terminates the Consulting Period prior to February 7, 2013 because you materially breach this Agreement or the Confidential Information Agreement (as defined in Section 4(e)). The consulting period will automatically terminate at the end of this period unless renewed in writing by both parties.

(b)	Consulting Services. You agree to provide reasonable consulting services to the Company in any area of your expertise to enable a transition upon the reasonable request by the President and CEO (the “Manager”) of the Company. During the Consulting Period, you will report directly to the Manager, or as otherwise specified by the Manager. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. During the Consulting Period, you shall continue to be subject to, and you agree to comply with, all of the Company’s policies and procedures.

(c)	Stock Options and Restricted Stock Units If you do not enter into this Agreement, vesting of your outstanding stock options (the “Options”) and restricted stock units (the “RSUs”) will cease on the Separation Date and your unvested Options and RSUs shall terminate. However, if you timely enter into this Agreement, the Company will consider your change in status from an employee to a consultant to not constitute a termination of your continuous service for purposes of the Company’s equity incentive plan (the “Equity Plan”).

As a result, the Options and RSUs will continue to vest in accordance with their terms during your continuous service (provided that you remain in compliance with the terms of this Agreement and the Confidential Information Agreement), and vesting of the Options and RSUs will cease as of the earlier of either the termination of your continuous service, or the termination of the Consulting Period. You will be able to exercise any vested shares within the time period provided in your operative agreements with the Company and the Equity Plan. Note that your Options may cease to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent such stock option previously would have qualified as an “incentive stock option.” You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of the Options if you enter into this Agreement, as well as the other tax-related implications of this Agreement.

(d)	Independent Contractor Relationship. Your relationship with the Company during the Consulting Period is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. You will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits, other than your entitlement to continued group health insurance coverage pursuant to COBRA due to your status as a former employee.

(e)	Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f)	Confidential Information and Inventions. You agree that the Proprietary Information and Invention Assignment Agreement between you and the Company dated June 9, 2003 (“Confidential Information Agreement,” a copy of which is attached hereto as Exhibit A) shall continue to govern any Company information to which you have access or which you develop, or inventions made by you while performing services during the Consulting Period.

(g)	Other Work Activities. Throughout the Consulting Period, you do not retain the right to engage in outside employment, consulting, or other work relationships with any semiconductor company in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, the Company’s obligation to pay you Consulting Fees under Section 4 will cease immediately.

5.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits on or after the Separation Date.

6.	Restrictions. In exchange for the Consulting Agreement, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, and to protect the Company’s interests in its trade secrets, its valuable confidential business information, and its goodwill, which you agree are legitimate protectable interests, you agree that:

(a)	During the Consulting Period and for a period of one (1) year following the Consulting Period, you will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

(b)	During the Consulting Period and for a period of six (6) months following the Consulting Period, you will not, directly or indirectly, compete with the Company by working for, as an employee, consultant, advisor, independent contractor, or in any other capacity, any person or entity engaged in the design, development, manufacture, marketing, or sale of any product or component thereof, product line, or service that has been or is being designed, developed, manufactured, marketed, or sold by anyone other than the Company and is: (i) of the same general type as, (ii) performs similar functions as, (iii) is used for the same purpose as a product or service that the Company designed, developed, manufactured, marketed, or sold during your employment with the Company as; or (iv) competes for the same customers and/or patients with, any product or service that the Company markets or developed to market during your employment with the Company.

7.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits or severance after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., a 401(k) account).

8.	Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.

Return of Company Property. By the Separation Date, you agree to return to the Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that you have fully complied with the foregoing obligation. You agree that you will not copy, delete, or alter any information contained upon your Company computer before you return it to Company. If you have used any personal computer, server, or email system to receive, store, review, prepare, or transmit any Company information, you agree to provide the Company with a copy of all such information then permanently delete and expunge such information from those systems. You also agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. You agree to cooperate with the Company in attending an exit interview and completing and signing the Company’s termination certification. If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree, immediately upon discovery, to contact the Company and make arrangements for returning the information. The Consulting Fees and other consideration provided to you under this Agreement are conditioned on the return of all Company property and information, as described herein. Notwithstanding the foregoing, you may retain such documents, property, and materials during the Consulting Period only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company (and no later than upon termination or expiration of the Consulting Period).

10.	Confidential Information Obligations. You acknowledge your continuing obligations under your Confidential Information Agreement, which prohibits the use or disclosure of any confidential or proprietary information of the Company and solicitation of Company employees.

11.	Nondisparagement. You agree not to disparage the Company, and its officers, directors, employees, agents, shareholders, parents, subsidiaries, or affiliates in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph. The Company and its officers, directors and vice-president level or higher executives agree not to disparage you in any manner likely to be harmful to you or your business reputation or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph.

12.	Release of Claims.

(a)	General Release. In exchange for the Consulting Period, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release Cavium, TriNet HR Corporation, and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.

(b)	Scope. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); and California WARN Act (Cal. Lab. Code §1400 et seq.)

(c)	ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7) day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)	Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)	Exceptions. Notwithstanding the foregoing, you are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

13.	Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

14.	Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this Agreement, your employment or the termination of your employment (collectively, “Claims”), shall be resolved, to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration in San Jose, California, conducted by JAMS, Inc. (“JAMS”), or its successors, under its then current rules for employment disputes. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all administrative fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were decided in a court of law. You and the Company both acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.	Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

16.	Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

17.	Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

18.	Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures and signatures transmitted via .pdf file are as effective as original signatures.

19.	Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

If this Agreement is acceptable to you, please sign below and return the original to me no later than January 4, 2013.

I wish you good luck in your future endeavors.

Sincerely,

Cavium, Inc.

By:	/s/ Syed Ali
Syed Ali
President and CEO

Agreed:

/s/ Rajiv Khemani
Rajiv Khemani

Date: December 14, 2012

Exhibit A

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

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